EXHIBIT 10.4

TRANSITION COST SHARING AGREEMENT

This TRANSITION COST SHARING AGREEMENT (this “Agreement”), dated as of November 6, 2019, is entered into by and among Archie Bennett, Jr. (“ABennett”), Monty J. Bennett (“MBennett”), MJB Investments, LP, a Delaware limited partnership (“MJB Investments” and collectively, with ABennett and MBennett, the “Services Recipients”), Ashford Nevada Holding Corp. (to be renamed Ashford Inc.), a Nevada corporation (“New Holdco”), and Remington Holdings, L.P., a Delaware limited partnership (“Holdings”). Each of ABennett, MBennett, MJB Investments, New Holdco and Holdings is referred to herein as a “Party” and collectively as the “Parties.”  As provided in Section 1.1(e), the estate of ABennett (upon his death) and the estate of MBennett (upon his death) each shall have the option to become a “Party” and a “Services Recipient” (as hereinafter defined) under this Agreement.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Combination Agreement, dated as of May 31, 2019, among ABennett, MBennett, MJB Investments, New Holdco and certain other parties (the “Combination Agreement”).

WHEREAS, prior to the date hereof pursuant to that certain Cost Sharing Agreement, dated as of August 8, 2018, among Holdings, Ashford Inc., a Maryland corporation (“Old AINC”), and certain other parties (the “Cost Sharing Agreement”): (i) Holdings (and/or its Affiliates) (collectively, “Remington”), on the one hand, and Old AINC (and/or its Affiliates) (collectively, “Ashford”), on the other hand, have shared office space in the building located at 14185 Dallas Parkway in Dallas, Texas, which has been leased to Remington Hotel Corporation (the “Office Space”); and (ii) Remington and Ashford have shared the cost of certain employees of Remington who provide human resources, information technology and general office and administrative support for both Ashford and Remington (collectively, the “Remington Employees,” and together with the Office Space, the “Operational Services”);

WHEREAS, prior to the date hereof and pursuant to the Cost Sharing Agreement, Ashford has reimbursed Remington for the actual cost of Ashford’s allocable portion of: (i) rent, utilities, parking, office equipment and other expenses related to the Office Space; and (ii) salary, bonus, taxes and other withholding, and other expenses paid to, on behalf of, or otherwise with respect to, the Operational Services provided by the Remington Employees, all pursuant to an allocation which is mutually agreed upon by such parties on a quarterly basis;

WHEREAS, prior to the date hereof, certain employees of Remington (collectively, the “Transition Services Employees”) have provided certain family office related services to or on behalf of the Services Recipients, including accounting, tax, legal and general office and administrative support services (the “Transition Services”);

WHEREAS, as of the date of this Agreement and pursuant to the consummation of the transactions contemplated by the Combination Agreement, Holdings will become a wholly owned Subsidiary of New Holdco and the underlying lease relating to the Office Space will be held or subleased by New Holdco and/or its Subsidiaries (the “New Holdco Parties”);

WHEREAS, as a result of the foregoing, the Remington Employees will be deemed to be employees of the New Holdco Parties, and, therefore, there is no longer a need for the allocation of costs relating to the Office Space or with respect to the provision of the Operational Services by the Remington Employees under the Cost Sharing Agreement;

WHEREAS, in replacement of the Cost Sharing Agreement, the New Holdco Parties, on the one hand, and the Services Recipients, on the other hand, desire to enter into this Agreement in order to document their agreement regarding: (i) the provision by certain of the Transition Services Employees of Transition Services to or on behalf of the Services Recipients; and (ii) the payment by the Services Recipients of the Allocated Costs (as hereinafter defined in Section 2.1(a)) for such Transition Services; and

WHEREAS, it is a condition under the Combination Agreement that the parties to this Agreement (the “Parties”) enter into this Agreement.

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby covenant and agree as follows:

ARTICLE I
TRANSITION SERVICES

Section 1.1                                    Provision of Transition Services; Term of Agreement.

(a)                                 During the period referenced in Section 1.1(b) (the “Term”), the New Holdco Parties hereby agree to provide the Transition Services to the Services Recipients, as directed by ABennett, MBennett or their respective designated representatives, generally in accordance with past practice, and the Services Recipients hereby agree to reimburse and pay the New Holdco Parties for the Allocated Costs of the Transition Services received.

(b)                                 Subject to the succeeding sentence, the Transition Services shall be provided hereunder by the New Holdco Parties from the date of this Agreement until the last to occur of: (i) the tenth (10th) anniversary of the date of this Agreement; (ii) the death of Archie Bennett, Jr.; and (iii) 30 days following the date on which MBennett is no longer employed by New Holdco as its Chief Executive Officer, or substantially similar executive position, or ceases to serve as a member of the board of directors of New Holdco.  This Agreement may be terminated: (1) on the date on which all of the Services Recipients request (upon not less than thirty (30) days advance written notice) that such Transition Services shall be terminated; (2) at the option of either Party following a material breach of this Agreement by the other Party, which, for the avoidance of doubt, includes, without limitation, failure by any Service Recipient to pay the invoices submitted by the New Holdco Parties in accordance with Section 2.1(c) for the Transition Services, and which breach is not cured within 30 days from the delivery of notice of such breach to the breaching Party; or (3) as set forth in Section 3.4.

(c)                                  The scope, quality and quantity of the Transition Services, and the amount and quality of the time and resources to be allocated by the New Holdco Parties to provide the Transition Services, will be substantially consistent with the scope, quality and quantity of the comparable services provided by Remington to the Services Recipients prior to the date of this Agreement.

(d)                                 Upon the execution of this Agreement, the Cost Sharing Agreement shall be immediately terminated as of the date hereof.

(e)                                  During the Term and subject to the execution of a written joinder agreement pursuant to which it shall become a party to this Agreement, the estate of ABennett (upon his death) and the estate of MBennett (upon his death) each shall have the option to become a “Party” and a “Services Recipient” under this Agreement and, therefore, entitled to the benefits (and subject to the obligations) of the Services Recipients hereunder, including the right to receive Transition Services and the obligation to reimburse the New Holdco Parties for the Allocated Costs of the Transition Services.  Unless and until such estate executes such joinder agreement, it shall not be treated as a Party or a Services Recipient under this Agreement or entitled to any of the benefits (or subject to any of the obligations) hereunder.

Section 1.2                                    Additional Services.  The New Holdco Parties acknowledge that there may be additional services not described above that may be desired by the Services Recipients in order for the Services Recipients to handle their respective affairs (the “Additional Transition Services”).  Accordingly, the Services Recipients may request that the New Holdco Parties provide such Additional Transition Services; provided, however, that the New Holdco Parties shall not be required to provide any such Additional Transition Services unless the New Holdco Parties, in their sole discretion, determine to do so. If the New Holdco Parties determine to provide any such Additional Transition Services, then any such Additional Transition Service will be deemed to be a Transition Service hereunder and such Additional Service shall be taken into account by the Parties in determining the Allocated Costs of the Transition Services received.

Section 1.3                                    Disclaimer; Independent Contractor; Limitation of Liability.  Except as expressly provided in Section 1.1, the New Holdco Parties make no express or implied representation, warranty or guarantee relating to the Transition Services or the quality or results of the Transition Services to be provided under this Agreement, including any warranty of merchantability or fitness for a particular purpose, which are specifically disclaimed. The Services Recipients acknowledge and agree that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the Parties and that all Services are provided by New Holdco Parties as an independent contractor. The Parties are not joint employers for any purpose, and the New Holdco Parties will have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of its employees and representatives providing Transition Services hereunder. In no event shall the liability of the New Holdco Parties arising under or related to this Agreement exceed the total amount received by such New Holdco Parties with respect to such Transition Services in the prior one-year term hereunder except in the case of the intentional fraud or misconduct undertaken with the specific intent to engage in misconduct of the New Holdco Parties. Notwithstanding any other provision of this Agreement, the New Holdco Parties will have no liability for any action taken by any Person at the express direction of any Service Recipient.

Section 1.4                                    No Representations Regarding Tax Treatment of Transition Services.  Each Party acknowledges and agrees that the other Parties make no representations as to any tax treatment or tax consequences to any Party of the provision or receipt of Transition Services provided under this Agreement, and the Parties agree to consult their own independent tax advisers concerning such treatment.

ARTICLE II
DETERMINATION OF ALLOCATED COSTS

Section 2.1                                    Determination of Allocated Costs; Dispute Resolution; Payment.

(a)                                 From and after the date hereof and during the Term, the actual costs to the New Holdco Parties of providing the Transition Services to the Services Recipients, including, without limitation, the salaries, employment taxes and benefits applicable to the employees of the New Holdco Parties actually engaged in providing the Transition Services, based on the percentage of time spent by such employees in providing such services relative to the time spent by such employees on matters not relating to such services, plus applicable allocated overhead and other expenses incurred, in each case without mark-up (the “Allocated Costs”), will be determined and allocated in good faith by the Parties jointly, on a quarterly basis, commencing as of the end of the third (3rd) calendar month following the date of this Agreement and continuing thereafter as of the end of each succeeding three (3) calendar month period. The Allocated Costs so determined by the Parties shall be subject to quarterly review and approval by the Audit Committee of New Holdco (the “Audit Committee”).

(b)                                 In the event of a dispute between the Service Recipients, on the one hand, and the New Holdco Parties and/or the Audit Committee, on the other hand, concerning the proposed Allocated Costs in respect of any quarterly period, then the Service Recipients, on the one hand, and the New Holdco Parties and/or the Audit Committee, on the other hand, shall mutually engage a recognized certified public accountant acceptable to each of the them to review disputed items and to determine the Allocated Costs for the quarterly period in question; provided, however, if such Parties cannot agree on a mutually acceptable certified public accountant, the Service Recipients, on the one hand, and the New Holdco Parties and/or the Audit Committee, on the other hand, each shall name a recognized certified public accountant and those two certified public accountants shall select a third recognized certified public accountant which shall be used for the purposes of this Section 2.1(b).  The selected certified public accountant’s opinion concerning the Allocated Costs for the quarterly period in question shall be final and binding on all Parties.  The expenses of the certified public accountant will be borne by the New Holdco Parties, on the one hand, and the Service Recipients, on the other hand, in the same proportion by which their respective positions as initially presented to the consultant differs from the final resolution as determined by the certified public accountant.

(c)                                  The Allocated Costs for each quarterly period during the Term, as finally determined pursuant to Section 2.1(a) or Section 2.1(b), as applicable, will be invoiced, in arrears, by the New Holdco Parties to the Services Recipients. The Services Recipients will reimburse the New Holdco Parties within thirty (30) days of the receipt by the Services Recipients of such invoice.  All reimbursement payments by the Services Recipients to the New Holdco Parties pursuant to this Section 2.1(c) will be made in U.S. dollars in immediately available funds. Although the Services Recipients will be jointly responsible for reimbursing the New Holdco Parties for the cost of the Transition Services, the Services Recipients may separately agree upon their own respective allocation of such costs between and among themselves.

ARTICLE III
MISCELLANEOUS

Section 3.1                                    Notices.  All notices and other communications hereunder shall be in writing, and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) or transmitted by facsimile to the Parties at their respective addresses specified in the Combination Agreement (or at such other addresses for a Party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received.

Section 3.2                                    Representations and Warranties.  Each Party hereby represents and warrants to the other that such Party has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

Section 3.3                                    Timing.  The Parties acknowledge that this Agreement was executed (a) simultaneously with the execution of the Merger Agreement, the Remington Contribution Agreement, the Hotel Services Agreement, the Investor Rights Agreement and the Non-Competition Agreement, (b) simultaneously with the filing for record with the Maryland State Department of Assessments and Taxation of the Articles of Merger (as defined in the Merger Agreement) (with a delayed effective time, as specified therein), (c) simultaneously with the filing for record with the Nevada Secretary of State of the New Holdco Preferred Stock Certificate of Designation (with a delayed effective time, as specified therein), and (d) prior to the Effective Time (as defined in the Merger Agreement).  This Agreement will be effective upon the contribution of the Remington Securities to New Holdco pursuant to the Remington Contribution Agreement.

Section 3.4                                    Force Majeure.  New Holdco shall not be liable or responsible to the Services Recipients, nor be deemed to have defaulted or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by or results from acts or circumstances beyond the reasonable control of New Holdco including, without limitation, acts of God, flood, fire, earthquake, explosion, governmental actions, war, invasion or hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest, national emergency, revolution, insurrection, epidemic, lock-outs, strikes or other labor disputes (whether or not relating to either party’s workforce), or restraints or delays affecting carriers or inability or delay in obtaining supplies of adequate or suitable materials, materials or telecommunication breakdown or power outage, provided that, if the event in question continues for a continuous period in excess of one hundred twenty (120) days, Services Recipients shall be entitled to give notice in writing to New Holdco to terminate this Agreement.

Section 3.5                                    Entire Agreement.  This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter of hereof (other than the Combination Agreement) and contains the sole and entire agreement between the Parties with respect to the subject matter hereof. The Parties agree that this Agreement supersedes and replaces in its entirety the Cost Sharing Agreement, which is deemed terminated, cancelled and of no further force or effect as of the date of this Agreement except for already accrued rights and obligations thereunder which remain pending as of such date.

Section 3.6                                    No Waiver.  No failure or delay on the part of any Party to exercise, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement shall operate as a waiver of such right, remedy, power or privilege, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by applicable Law.

Section 3.7                                    Amendments.  Any provision of this Agreement may be amended, modified, supplemented or waived only by an instrument in writing duly executed by the New Holdco Parties and the Services Recipients.  Any such amendment, modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the instrument affecting the same and shall be binding upon the New Holdco Parties and the Services Recipients.

Section 3.8                                    Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and in lieu of such prohibited or unenforceable provision, a legal, valid and enforceable provision as similar in terms to such prohibited or unenforceable provision as may be permitted and enforceable in the applicable jurisdiction(s) shall be deemed added as a part of this Agreement.

Section 3.9                                    Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile or PDF), all of which taken together shall constitute one and the same instrument and any of the Parties may execute this Agreement by signing any such counterpart.  If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.

Section 3.10                             Successors and Assigns.  Subject to Section 1.1(e), this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of each other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 3.11                             Governing Law.  THIS AGREEMENT AND ANY CLAIM, ACTION, DISPUTE OR REMEDY ARISING FROM OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE APPLICABLE LAWS OF THE STATE OF TEXAS AND APPLICABLE TO CONTRACTS MADE AND TO

BE PERFORMED IN THAT STATE WITHOUT GIVING EFFECT TO CHOICE OF LAW RULES THAT WOULD REQUIRE THE APPLICATION OF ANOTHER JURISDICTION.

Section 3.12                             Submission to Jurisdiction; Service; Waivers.

(a)                                 For all purposes of this Agreement, and for all purposes of any Action arising out of or relating to the transactions contemplated by this Agreement or for recognition or enforcement of any judgment, each Party submits to the personal jurisdiction of the state or federal courts located in Dallas County, Texas, and hereby irrevocably and unconditionally agrees that any such Action, claim, dispute or remedy may be heard and determined in such Texas court or, to the extent permitted by applicable Law, in such federal court.  Each Party agrees that a final judgment in any such Action may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by applicable Law.  Nothing in this Agreement shall affect any right that any Party may otherwise have to bring any Action relating to this Agreement against the other Party or its properties in the courts of any jurisdiction.

(b)                                 Each Party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so: (i) any objection that it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or any related matter in any Texas state or federal court located in Dallas County, Texas; and (ii) the defense of an inconvenient forum to the maintenance of such Action in any such court.

(c)                                  Each Party irrevocably consents to service of process by registered mail, return receipt requested, as provided in Section 3.1.  Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by applicable Law.

(d)                                 TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THAT OTHERWISE RELATES TO THIS AGREEMENT.

Section 3.13                             No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 3.14                             Titles and Headings.  Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

[Signatures on Following Pages]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

REMINGTON HOLDINGS, L.P.

By:	Remington Holdings GP, LLC, its general partner

	By:	/s/ Archie Bennett, Jr.
	Name:	Archie Bennett, Jr.
	Title:	Member

	By:	/s/ Monty J. Bennett
	Name:	Monty J. Bennett
	Title:	Member

ASHFORD NEVADA HOLDING CORP.

By:	/s/ Robert G. Haiman
Name:	Robert G. Haiman
Title:	Secretary

/s/ Archie Bennett, Jr.
Archie Bennett, Jr.

/s/ Monty J. Bennett
Monty J. Bennett

MJB INVESTMENTS, LP

By:	MJB Investments GP, LLC, its general partner

	By:	/s/ Monty J. Bennett
	Name:	Monty J. Bennett
	Title:	Sole Member

[Signature Page to Transition Cost Sharing Agreement]

Remington Holdings GP, LLC, a Delaware limited liability company, Ashford Inc. (to be renamed OAINC II Inc.), a Maryland corporation, Ashford Hospitality Advisors LLC, a Delaware limited liability company, and Premier Project Management LLC, a Maryland limited liability company, each a party to the Cost Sharing Agreement, hereby confirm the termination of the Cost Sharing Agreement as provided in Section 3.5 of this Agreement:

REMINGTON HOLDINGS GP, LLC

By:	/s/ Archie Bennett, Jr.
Name:	Archie Bennett, Jr.
Title:	Member

By:	/s/ Monty J. Bennett
Name:	Monty J. Bennett
Title:	Member

ASHFORD INC.

By:	/s/ Robert G. Haiman
Name:	Robert G. Haiman
Title:	Executive Vice President, General Counsel & Secretary

ASHFORD HOSPITALITY ADVISORS LLC

By:	Ashford Advisors Inc., its managing member

	By:	/s/ Robert G. Haiman
	Name:	Robert G. Haiman
	Title:	Executive Vice President, General Counsel & Secretary

[Signature Page to Transition Cost Sharing Agreement]

PREMIER PROJECT MANAGEMENT LLC

By:	Ashford Hospitality Advisors LLC, its managing member

	By:	Ashford Advisors Inc., its managing member

	By:	/s/ Robert G. Haiman
	Name:	Robert G. Haiman
	Title:	Executive Vice President, General Counsel & Secretary

[Signature Page to Transition Cost Sharing Agreement]